Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Second Quarter and First Half Fiscal 2015 Results

Lakewood, Colorado, May 7, 2015. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its second quarter and first half of fiscal 2015 ended March 31, 2015 and updated its outlook for fiscal 2015.

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the second quarter and first half of fiscal 2015 and 2014 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Highlights for Second Quarter and First Half Fiscal 2015 Compared to Second Quarter and First Half Fiscal 2014

●	Net sales increased 21.0% to $157.7 million in the second quarter and increased 21.0% to $303.6 million in the first half of fiscal 2015

●	Daily average comparable store sales increased 5.6% in the second quarter and increased 5.9% in the first half of fiscal 2015

●

Net income increased 35.1% to $5.4 million with diluted earnings per share of $0.24 in the second quarter and increased 29.6% to $9.0 million with diluted earnings per share of $0.40 in the first half of fiscal 2015

●	EBITDA increased 29.4% to $14.5 million in the second quarter and increased 26.0% to $26.0 million in the first half of fiscal 2015

●

Opened eight new stores in the first half of fiscal 2015, compared to nine new stores in the first half of fiscal 2014, resulting in growth rates of 17.3% and 24.6% for the twelve month periods ended March 31, 2015 and 2014, respectively

“Our sales increases and disciplined approach toward operating expenses have resulted in strong financial results this quarter, which allowed us to continue our investments into future growth,” said Kemper Isely, Co-President. “We remain focused on new store growth and plan to open a record 10 new stores in the second half of fiscal 2015. In addition, our directed sales initiatives, outstanding customer service and operational excellence remain top priorities.”

Operating Results — Second Quarter Fiscal 2015 Compared to Second Quarter Fiscal 2014

During the second quarter of fiscal 2015, net sales increased $27.4 million, or 21.0%, over the same period in fiscal 2014 to $157.7 million due to a $20.2 million increase in sales from new stores and a $7.2 million, or 5.6%, increase in comparable store sales. The 5.6% increase in daily average comparable store sales in the second quarter of fiscal 2015 followed a 5.7% increase in the second quarter of fiscal 2014 and was driven by a 3.2% increase in daily average transaction count and a 2.2% increase in average transaction size. Daily average mature store sales increased 2.6% in the second quarter of fiscal 2015. For fiscal 2015, mature stores include all stores open during or before 2010.

Gross profit during the second quarter of fiscal 2015 increased 20.9% over the same period in fiscal 2014 to $46.9 million, primarily driven by positive comparable store sales and an increase in the number of stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 29.7% for the second quarter of both fiscal 2015 and 2014 (1).

Store expenses during the second quarter of fiscal 2015 increased $5.6 million, or 20.8%, to $32.5 million. Store expenses as a percentage of sales remained flat during the second quarter of fiscal 2015 compared to the comparable period in fiscal 2014.

Administrative expenses as a percentage of sales decreased ten basis points during the second quarter of fiscal 2015 compared to the comparable period in fiscal 2014 as a result of the Company’s ability to support additional store investments and sales without proportionate increases in overhead costs.

Pre-opening and relocation expenses decreased $0.3 million during the second quarter of fiscal 2015 compared to the comparable period in fiscal 2014, primarily due to the number and timing of new store openings. During the second quarter of fiscal 2015, four new stores opened compared to five new stores during the second quarter of fiscal 2014.

Interest expense increased less than $0.1 million in the second quarter of fiscal 2015 compared to the comparable period in fiscal 2014, primarily due to an increase in interest expense related to capital and financing lease obligations.

Net income increased 35.1% to $5.4 million compared to the comparable period in fiscal 2014 with diluted earnings per share of $0.24 in the second quarter of fiscal 2015.

EBITDA increased $3.3 million, or 29.4%, to $14.5 million, or 9.2% of sales, for the second quarter of fiscal 2015 compared to the comparable period in fiscal 2014.

Operating Results — First Half Fiscal 2015 Compared to First Half Fiscal 2014

During the first half of fiscal 2015, net sales increased $52.7 million, or 21.0%, over the same period in fiscal 2014 to $303.6 million due to a $38.1 million increase in sales from new stores and a $14.6 million, or 5.9%, increase in comparable store sales. Daily average comparable store sales increased 5.9% in the first half of fiscal 2015 compared to an 8.1% increase in the first half of fiscal 2014. The 5.9% increase in the first half of fiscal 2015 was driven by a 3.3% increase in daily average transaction count and a 2.5% increase in average transaction size. Daily average mature store sales increased 2.7% in the first half of fiscal 2015.

Gross profit during the first half of fiscal 2015 increased 20.3% over the same period in fiscal 2014 to $89.2 million driven by positive comparable store sales and new store growth. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 29.4% during the first half of fiscal 2015, compared to 29.5% in the first half of fiscal 2014. Gross margin decreased due to increases in occupancy costs, partially offset by increases in product margin, both as a percentage of sales (1).

Store expenses as a percentage of sales increased 20 basis points during the first half of fiscal 2015 compared to the comparable period in fiscal 2014 driven by increases in depreciation and other store expenses, partially offset by decreases in salary-related expenses all as a percentage of sales.

Administrative expenses as a percentage of sales decreased 20 basis points during the first half of fiscal 2015 compared to the comparable period in fiscal 2014 as a result of the Company’s ability to support additional store investments and sales without proportionate increases in the cost of overhead.

Pre-opening and relocation expenses decreased $0.7 million during the first half of fiscal 2015 compared to the comparable period primarily due to the timing, nature and location of new store openings. During the first half of fiscal 2015 eight new stores opened compared to nine new stores opened during the first half of fiscal 2014.

Interest expense increased less than $0.1 million in the first half of fiscal 2015 compared to the comparable period, primarily due to an increase in interest expense related to capital and financing lease obligations.

Net income increased 29.6% to $9.0 million compared to the same period in fiscal 2014 with diluted earnings per share of $0.40 in the first half of fiscal 2015.

EBITDA increased $5.4 million, or 26.0%, to $26.0 million, or 8.5% of sales, for the first half of fiscal 2015 compared to the same period in fiscal 2014.

(1)

The Company had 11 and nine stores accounted for as capital and financing lease obligations for the second quarter and first half of fiscal 2015 and 2014, respectively. For leases accounted for as capital and financing lease obligations, the Company does not record straight-line rent expense in cost of goods sold and occupancy costs, but rather rental payments are recognized as a reduction of the capital and financing lease obligations and as interest expense. The stores that were accounted for as capital and financing lease obligations rather than being reflected as operating leases increased gross margin as a percentage of sales by approximately 55 and 60 basis points in the second quarter and first half of fiscal 2015 and 2014, respectively. Additionally, accounting for these stores as capital and financing lease obligations rather than operating leases increased EBITDA as a percentage of sales by approximately 55 and 60 basis points in the second quarter and first half of fiscal 2015 and 2014, respectively, due to the impact on gross profit, as well as occupancy costs that would have been included in pre-opening expenses.

Balance Sheet and Cash Flow

As of March 31, 2015, the Company had $7.2 million in cash and cash equivalents, no amounts outstanding on its revolving credit facility, $1.0 million in outstanding letters of credit and $14.0 million available under the credit facility.

During the first half of fiscal 2015, the Company generated $24.3 million in cash from operations and invested $16.0 million in capital expenditures, primarily for new stores. Additionally, during the first half of fiscal 2015 the Company paid $6.1 million, including $0.5 million of contingent consideration, in connection with the previously announced acquisition of a natural foods retailer in Independence, Missouri.

Growth and Development

During the second quarter of fiscal 2015, the Company opened four new stores, bringing the total store count as of March 31, 2015 to 95 stores located in 16 states. The Company opened eight new stores in the first half of fiscal 2015 compared to nine new stores in the first half of fiscal 2014, resulting in a 17.3% and 24.6% unit growth rate for the twelve month periods ended March 31, 2015 and 2014, respectively. The Company plans to open a total of 18 new stores in fiscal 2015, which would result in an annual unit growth rate of 20.7%.

As of the date of this release, the Company has signed leases for eight of the remaining 10 new stores it plans to open in the second half of fiscal 2015 in Arizona, Colorado, Kansas, Minnesota, North Dakota and Oklahoma and has four signed leases for stores planned to open after fiscal 2015.

Fiscal 2015 Outlook

For fiscal 2015 the Company expects:

	Prior Fiscal 2015 Outlook	Current Fiscal 2015 Outlook	First Half FY’15 Actual
Number of new stores	18	*	8
Number of relocations	2	1	—
Number of remodels	2	*	—
Daily average comparable store sales growth	5% to 8%	*	5.9%
EBITDA as a percent of sales	7.3% to 7.5%	*	8.5%
Net income as a percent of sales	2.1% to 2.3%	*	3.0%
Diluted earnings per share	$0.63 to 0.66	*	$0.40
Capital expenditures (in millions)	$45 to 47	$41 to 43	$16.0

*No Change from prior outlook.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Natural Grocers’ flexible small-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, operates 95 stores in 16 states as of the date of this earnings release.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical facts are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Form 10-K for the fiscal year ended September 30, 2014 and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, our Form 10-K for the fiscal year ended September 30, 2014 and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2015	2014	2015	2014
Net sales	$157,744	130,343	303,631	250,923
Cost of goods sold and occupancy costs	110,874	91,590	214,467	176,789
Gross profit	46,870	38,753	89,164	74,134
Store expenses	32,461	26,877	63,510	52,050
Administrative expenses	4,156	3,548	8,383	7,437
Pre-opening and relocation expenses	870	1,211	1,447	2,100
Operating income	9,383	7,117	15,824	12,547
Other (expense) income:
Dividends and interest income	—	1	—	2
Interest expense	(714)	(704)	(1,449)	(1,411)
Total other expense, net	(714)	(703)	(1,449)	(1,409)
Income before income taxes	8,669	6,414	14,375	11,138
Provision for income taxes	(3,266)	(2,415)	(5,408)	(4,217)
Net income	$5,403	3,999	8,967	6,921

Net income per common share:
Basic	$0.24	0.18	0.40	0.31
Diluted	$0.24	0.18	0.40	0.31
Weighted average common shares outstanding:
Basic	22,488,667	22,464,941	22,487,884	22,453,441
Diluted	22,499,322	22,483,753	22,496,919	22,477,201

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except share data)

	March 31, 2015	September 30, 2014
Assets
Current assets:
Cash and cash equivalents	$7,236	5,113
Accounts receivable, net	2,173	2,146
Merchandise inventory	64,727	58,381
Prepaid expenses and other current assets	1,184	641
Deferred income tax assets	836	832
Total current assets	76,156	67,113
Property and equipment, net	129,196	120,224
Other assets:
Deposits and other assets	736	712
Goodwill and other intangible assets, net	5,641	900
Deferred financing costs, net	28	36
Total other assets	6,405	1,648
Total assets	$211,757	188,985
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,067	33,835
Accrued expenses	19,759	15,822
Capital and financing lease obligations, current portion	296	229
Total current liabilities	61,122	49,886
Long-term liabilities:
Capital and financing lease obligations, net of current portion	24,933	21,748
Deferred income tax liabilities	3,946	5,409
Deferred rent	6,186	5,842
Leasehold incentives	7,389	7,246
Other long-term liabilities	103	—
Total long-term liabilities	42,557	40,245
Total liabilities	103,679	90,131
Commitments
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 50,000,000 shares, 22,491,158 and 22,485,488 issued and outstanding, respectively	22	22
Additional paid in capital	54,809	54,552
Retained earnings	53,247	44,280
Total stockholders’ equity	108,078	98,854
Total liabilities and stockholders’ equity	$211,757	188,985

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Six months ended March 31,
	2015	2014
Operating activities:
Net income	$8,967	6,921
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,130	8,054
Gain on disposal of property and equipment	(4)	—
Share-based compensation	297	263
Excess tax benefit from share-based compensation	—	(460)
Deferred income tax benefit	(1,467)	(437)
Non-cash interest expense	8	11
Interest accrued on investments and amortization of premium	—	9
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(27)	600
Income tax receivable	—	359
Merchandise inventory	(5,620)	(7,618)
Prepaid expenses and other assets	(568)	(981)
Increase in:
Accounts payable	8,134	5,382
Accrued expenses	3,889	1,876
Deferred rent and leasehold incentives	487	1,669
Other long-term liabilities	103	—
Net cash provided by operating activities	24,329	15,648
Investing activities:
Acquisition of property and equipment	(15,957)	(17,853)
Proceeds from sale of property and equipment	4	—
Payment for acquisition	(5,601)	—
Proceeds from maturity of available-for-sale securities	—	1,045
Decrease in restricted cash	—	500
Net cash used in investing activities	(21,554)	(16,308)
Financing activities:
Borrowings under credit facility	66,790	530
Repayments under credit facility	(66,790)	(530)
Capital and financing lease obligations payments	(116)	(88)
Contingent consideration payments for acquisition	(514)	—
Excess tax benefit from share-based compensation	—	460
Payments of withholding tax for restricted stock unit vesting	(22)	—
Credit facility fees paid	—	(30)
Net cash (used in) provided by financing activities	(652)	342
Net increase (decrease) in cash and cash equivalents	2,123	(318)
Cash and cash equivalents, beginning of period	5,113	8,132
Cash and cash equivalents, end of period	$7,236	7,814
Supplemental disclosures of cash flow information:
Cash paid for interest	$27	—
Cash paid for interest on capital and financing lease obligations	1,538	1,392
Income taxes paid	5,099	3,656
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,358	3,341
Property acquired through capital and financing lease obligations	3,355	14

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measure
(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides information regarding EBITDA which is not in accordance with, or an alternative to, GAAP (i.e. a non-GAAP measure). The Company defines EBITDA as net income before interest expense, provision for income tax and depreciation and amortization.

The Company believes EBITDA provides additional information about (i) operating performance, because it assists in comparing the operating performance of stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA performance is a measure in the Company’s incentive compensation payments.

Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that some investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

The Company’s competitors may define EBITDA differently, and as a result, the Company’s measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

The following table reconciles net income to EBITDA (dollars in thousands):

	Three months ended March 31,		Six months ended March 31,
	2015	2014	2015	2014
Net income	$5,403	3,999	8,967	6,921
Interest expense	714	704	1,449	1,411
Provision for income taxes	3,266	2,415	5,408	4,217
Depreciation and amortization	5,149	4,116	10,130	8,054
EBITDA	$14,532	11,234	25,954	20,603

CONTACT: Ashley MacLeod, Director of Finance and Investor Relations, 303-986-4600, amacleod@naturalgrocers.com